Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269268

PROSPECTUS SUPPLEMENT NO. 7

(to the Prospectus dated March 24, 2023)

MariaDB plc

16,351,314 Ordinary Shares Underlying Warrants

56,414,951 Ordinary Shares by selling holders

7,310,297 Warrants to Purchase Ordinary Shares by selling holders

This prospectus supplement updates, amends and supplements the prospectus, dated March 24, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-269268), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2023 (“Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 16,351,314 Ordinary Shares (as defined in the Prospectus), consisting of:

•	up to 7,310,297 Ordinary Shares that are issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus);

•	up to 8,850,458 Ordinary Shares that are issuable upon the exercise of the Public Warrants (as defined in the Prospectus); and

•	up to 190,559 Ordinary Shares that are issuable upon exercise of the Kreos Warrants (as defined in the Prospectus).

The Public Warrants, which are exercisable at a price of $11.50 per share, were originally sold as part of the APHC Public Units (as defined in the Prospectus) purchased by public investors in the APHC IPO (as defined in the Prospectus) at a price of $10.00 per APHC Public Unit. The Private Placement Warrants, which are exercisable at a price of $11.50 per share, were originally purchased by the Sponsor (as defined in the Prospectus) concurrent with the consummation of the APHC IPO at a price of $1.00 per warrant. Prior to the consummation of the Irish Domestication Merger (as defined in the Prospectus), 1,600,000 Private Placement Warrants were transferred by the Sponsor to the Syndicated Investors (as defined in the Prospectus) pursuant to the At Risk Capital Syndication (as defined in the Prospectus) (at a price per warrant of $1.00), and 5,710,297 Private Placement Warrants were transferred to the Sponsor’s co-founders, Lionyet International Ltd. (an entity owned and controlled by Shihuang “Simon” Xie) and Theodore T. Wang. The Kreos Warrants, which are exercisable at a price of €2.29 per share, were originally issued to Kreos (as defined in the Prospectus) by Legacy MariaDB (as defined in the Prospectus) in connection with a loan facility that is no longer outstanding. The Private Placement Warrants, the Public Warrants and the Kreos Warrants are sometimes referred to collectively in the Prospectus as the “Warrants.” To the extent that the Warrants are exercised for cash, we will receive the proceeds from such exercises.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling holders named in the Prospectus or their permitted transferees (the “selling holders”) of (i) up to 7,310,297 Private Placement Warrants and (ii) up to 56,414,951 Ordinary Shares, consisting of:

•	1,915,790 Ordinary Shares held by the PIPE Investors (as defined in the Prospectus), which they purchased in connection with the consummation of the PIPE Investment (as defined in the Prospectus) at a price of $9.50 per share;

•	4,857,870 Founder Shares (as defined in the Prospectus) currently held by the Sponsor’s co-founders, Lionyet International Ltd. (an entity owned and controlled by Shihuang “Simon” Xie) and Theodore T. Wang, which were originally acquired by the Sponsor at a price of approximately $0.004 per share and transferred to its co-founders prior to the consummation of the Irish Domestication Merger;

•	65,000 Founder Shares held by individuals who served as independent directors of APHC or otherwise provided services prior to the consummation of the Business Combination (as defined in the Prospectus), which were transferred from the Sponsor (who originally acquired such shares at a price of approximately $0.004 per share) in consideration of such services;

•	1,550,000 Founders Shares held by certain Syndicated Investors, which were originally acquired by the Sponsor at a price of approximately $0.004 per share and transferred to such Syndicated Investors prior to the consummation of the Irish Domestication Merger in connection with the At Risk Capital Syndication (at a price of $3.00 per share);

•	38,897,106 Ordinary Shares held by former affiliates and certain other shareholders of Legacy MariaDB, which, upon consummation of the Merger, were issued to them pursuant to the terms of the Merger Agreement in exchange for shares of (i) Legacy MariaDB they had previously purchased from Legacy MariaDB in private placement transactions or on exercise of Legacy MariaDB Equity Awards or warrants, at prices per share ranging from $0.38 to $7.50, as adjusted based on the Exchange Ratio (as defined in the Prospectus);

•	1,818,888 Ordinary Shares issuable upon exercise of stock options held by certain of our executive officers and directors, at exercise prices ranging from $0.38 to $4.15 per Ordinary Share; and

•	7,310,297 Ordinary Shares issuable upon exercise of the Private Placement Warrants held by Lionyet International Ltd. and Dr. Wang, the Sponsor’s co-founders, and the Syndicated Investors.

We are registering the Ordinary Shares and Private Placement Warrants that may be offered and sold by selling holders from time to time pursuant to their registration rights under certain agreements between us and the selling holders or their affiliates, as applicable.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement., This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained therein. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on The New York Stock Exchange (“NYSE”) under the symbols “MRDB” and “MRDBW”, respectively. On July 6, 2023, the closing sale prices of our Ordinary Shares and Public Warrants were $0.90 and $0.1350, respectively.

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Ordinary Shares and Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2023

MariaDB plc

(Exact name of registrant as specified in its charter)

Ireland	001-41571	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Veterans Blvd

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(855) 562-7423

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	MRDB	New York Stock Exchange
Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share	MRDBW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2023, Michael Howard notified the chair of the board of directors (the “Board”) of MariaDB plc (the “Company”) of his intent to resign as a director of the Board, and resigned immediately afterwards. The resignation was voluntary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MariaDB plc
Dated: July 7, 2023
	By:	/s/ Conor McCarthy
		Name:	Conor McCarthy
		Title:	Chief Financial Officer